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                             For Immediate Release
                           C&F FINANCIAL CORPORATION

Tuesday, August 7, 2001

Contact:  Tom Cherry, Senior Vice President & CFO
          (804) 843-2360

                      C&F Financial Corporation Announces
                       Sale of Tappahannock Branch Office


West Point, VA -- C&F Financial Corporation (NASDAQ:CFFI), the one-bank holding company for Citizens and Farmers Bank of West Point, VA, reported today that it has signed an agreement with Northern Neck State Bank for the sale of its Tappahannock Branch Office. The transaction includes approximately $16.0 million in deposits and $3.0 million in loans. The sale will result in a gain based on the amount of deposits held by the branch at the date of closing which is expected by the end October 2001 subject to regulatory approval. President and CEO, Larry Dillon stated, "Our decision to sell was made with our long-term branching and operations strategy in mind. Geographically, we are looking for our future growth in the I-64 corridor; primarily the Williamsburg and Richmond markets, including all areas in between."

     C&F Financial Corporation operates ten retail bank branches located throughout the Williamsburg to Richmond corridor in Virginia through its Citizens and Farmers Bank subsidiary (nine subsequent to the sale). Citizens & Commerce Bank, which operates as a division of Citizens and Farmers Bank, opened its first branch in November of 1999 in the Richmond market and specializes in consumer and small business services. The Company provides mortgage and title services through C&F Mortgage Company's eleven offices and offers full brokerage services through its subsidiary C&F Investment Services, Inc.


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